SPORTS & RECREATION, INC.

EXHIBIT 11
WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION
FOR THE PERIOD ENDED JULY 28, 1996


PRIMARY

                                   Thirteen Weeks Ended  Twenty-Six Weeks Ended
                                          July 28, 1996            July 28,1996
  Weighted average common
      stock shares outstanding              19,918,395               19,858,470
  Weighted average stock
      issued assuming exercise
      of stock options using the
      treasury stock method at average
      market price                              0  (1)                  0  (1)

  Total weighted average
      shares outstanding                    19,918,395               19,858,470

  Net Loss                                $(33,233,323)            $(33,577,963)

  Primary Loss Per Share                     $(1.67)                  $(1.69)

FULLY DILUTED

  Weighted average common
      stock shares outstanding             19,918,395                19,858,470
  Weighted average stock
      issued assuming exercise
      of stock options using the
      treasury stock method at
      the higher of average market
      price or ending market price             0  (1)                   0  (1)
  Weighted average stock issued
      assuming the as adjusted method
      for the 4 1/4% Convertible Subordinated
      Notes Due 2000                           0  (2)                   0  (2)

  Total weighted average
       shares outstanding                 19,918,395                 19,858,470

  Net loss as reported                  $(33,233,323)              $(33,577,963)
  Interest adjustment net of
     tax for the 4 1/4% Convertible
     Subordinated Notes                        0  (2)                   0  (2)

  Net Loss                              $(33,233,323)              $(33,577,963)

  Fully diluted loss per                   $(1.67)                     $(1.69)

(1) Not  reported  under  GAAP as  conversion  would  be  anti-dilutive.
(2) Not reported under GAAP as conversion would be anti-dilutive, and dilution less than 3%.